Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated and effective as of January 17, 2020 (the “Commencement Date”), between ANI Pharmaceuticals, Inc. (the “Company”) and James G. Marken (“Executive”). Each of the Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Company wishes to continue to employ Executive, and Executive wishes to continue to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.            Employment.

(a)          Duties. The Company hereby employs Executive in the position of Senior Vice President, Operations and Product Development. Executive shall have all such responsibilities, duties and authorities as are consistent with the position of a Senior Vice President. Executive shall report directly to the Chief Executive Officer of the Company.

(b)          Full-time Employment. Executive hereby accepts this employment upon the terms and conditions contained herein and agrees to devote his full business time, attention and efforts to promote and further the business, interests, objectives and affairs of the Company, and Executive shall not be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior written consent of the Company; provided, however, that the foregoing limitations shall not be construed as prohibiting Executive from serving on civic, charitable or other boards or committees, managing personal or family investments and personal passive investments in securities or from engaging in other activities from time to time, in each case that will not violate the terms of this Agreement. Executive shall faithfully adhere to, execute and fulfill all policies established by the Company in writing, consistent with the other terms of this Agreement.

2.            Compensation. For all services rendered by Executive in any capacity required hereunder, the Company shall compensate Executive as follows:

(a)          Base Salary. Executive shall be paid a base salary at the rate of Four Hundred Twelve Thousand Dollars ($412,000.00) per year, which amount shall be subject to increase from time to time (“Base Salary”), as determined by the Board of Directors of the Company (the “Board”), payable on a regular basis in accordance with the Company’s standard payroll procedures but no less frequently than bi-monthly.

(b)          Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company as follows:

(i) Twenty (20) days paid vacation in each calendar year (pro-rated for partial calendar years worked). Unused vacation shall not carry forward except to the extent expressly provided in the Company’s written policies.

(ii) Payment of such premiums (or such portion thereof as is provided by the Company’s plans) for coverage for Executive and his spouse and eligible dependents under any insurance plans that the Company may have in effect from time to time, on terms no less favorable to Executive than those generally provided to other similarly situated executives of the Company;

(iii) The Company shall allow Executive to participate in all other Company-wide employee benefits as may, from time to time, be made available generally to similarly situated executives of the Company, including the Company’s 401(k) plan;

(iv) Reimbursement for business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his duties, including without limitation, mobile phone expenses and membership fees associated with related professional associations. All reimbursable expenses shall subject to any pre-approval process established by Company policy and shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format consistent with the Company’s expense reporting policy and shall be reimbursed promptly;

(v) Executive shall be entitled to such holiday and personal days as may, from time to time, be made available generally to similarly situated executives of the Company;

(vi) The Company shall reimburse Executive an amount that shall not exceed $3,600.00 per annum for the premium paid by the Executive for a term life insurance policy that will pay a benefit on the death of Executive to one or more beneficiaries designated by the Executive from time to time, payable in quarterly installments; and

(vii) Executive shall be entitled to such other benefits as may, from time to time, be made available generally to similarly situated executives of the Company.

(c)          Incentive Compensation. Executive shall be eligible to receive an incentive bonus for each complete or partial fiscal year of the Company that ends during the Term (the “Incentive Bonus”). With respect to each fiscal year during the Term, Executive’s target Incentive Bonus shall be 45% of his Base Salary for such year. The Compensation Committee of the Board shall establish the applicable performance goals required to be met by Executive in connection therewith no later than March 15th of such fiscal year. Executive’s actual Incentive Bonus amount for a particular year shall be determined by the Board based on Executive’s achievement of such performance goals. The Company shall pay any Incentive Bonus earned no later than March 15th of the next fiscal year. Except as provided in Sections 3(e) or 8, as applicable, Executive shall not be entitled to receive an Incentive Bonus payment for any fiscal year unless Executive is employed by the Company (or any subsidiary of the Company) on the last day of such fiscal year.

(d)           No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 2 shall be in lieu of any and all other compensation and benefits, provided, however, that nothing in this Agreement shall prevent the Board from increasing the Base Salary or awarding additional incentive compensation to Executive in its sole and absolute discretion. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(e)           Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such cessation of employment, except as otherwise provided herein or in any applicable Company employee benefit plan or program.

(f)           Taxes. Executive shall make payment of all required taxes, whether Federal, state, provincial or local in nature, including but not limited to income taxes, Social Security taxes, Federal Unemployment Compensation taxes that are required to be paid by him pursuant to any applicable law. The Company shall have the right to withhold from the sums payable to Executive hereunder such amounts, if any, as may be required by the Internal Revenue Code of 1986, as amended (the “Code”) or any other like statute which is, or may become, applicable to the provisions hereof.

3.            Term; Termination; Rights on Termination. The term of this Agreement shall begin on the Commencement Date and continue until terminated in accordance with the provisions of this Agreement (the “Term”). This Agreement and Executive’s employment may be terminated in any one of the following ways:

(a)           Death. The death of Executive shall immediately terminate this Agreement.

(b)          Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall not have performed his material duties hereunder on a full-time basis for either (a) ninety (90) consecutive days or (b) one hundred and twenty (120) days in any consecutive twelve (12) months (“Disability”), Executive’s employment under this Agreement may be terminated by the Company upon thirty (30) days’ written notice if Executive is unable to resume performing his material duties at the conclusion of such notice period. Executive’s compensation during any period of Disability prior to the Termination Date shall be the amounts normally payable to him in accordance with his then current annual Base Salary.

(c)          Termination.

(i)          For Good Cause. The Company may terminate this Agreement immediately (subject to any applicable notice and cure period set forth below) upon written notice (the “Termination Notice”) to Executive for “Good Cause”, which shall be defined as Executive’s: (A) conviction of or plea of nolo contendere to a felony or any other crime involving fraud or dishonesty; (B) breach of any material term of this Agreement which is not cured within twenty (20) days of written notice to Executive or which constitutes a second instance of the same breach within a single calendar year; (C) intentional or willful breach of any material published corporate policy of the Company that is generally applicable to executives of the Company, which remains uncured after twenty (20) days’ written notice thereof to Executive or which constitutes a second violation of such policy within a single calendar year; (D) gross negligence or willful misconduct in performing his duties hereunder, or the willful failure to follow lawful directives of the Board (unless due to death or Disability), which is not cured within twenty (20) days of written notice to Executive or which constitutes a second instance of any breach within a single calendar year; (E) acts or omissions or course of conduct that constitute dishonesty, fraud, misrepresentation, embezzlement or other misappropriation or deliberate injury or attempted injury by Executive with regard to the Company; or (F) if the Executive is debarred pursuant to Section 306 of the United States Federal Food, Drug and Cosmetics Act (21 U.S.C §§301 et seq.) or 42 U.S.C. §1320a-7. In the event of a termination for Good Cause, Executive shall have no right to any severance compensation. The Company shall set forth in the Termination Notice a detailed description of the grounds for which Executive is being terminated for Good Cause, and Executive shall have the right to cure such matters to the extent provided above. In the event Executive does cure such matters in accordance with and to the extent permitted by the foregoing provisions, then the Company shall not be entitled to terminate Executive for Good Cause with respect to such cured matters, except as provided in clauses (B), (C) and (D).

(ii)          Without Good Cause. In addition to the provisions of Section 3(c)(i), the Company may, at any time, terminate this Agreement upon thirty (30) days’ written notice to Executive, if such termination is approved by the Board (any such termination other than for Good Cause being a termination “Without Good Cause”). In the event of such a termination, Executive shall have the right to receive severance compensation as set forth below in Sections 3(e) or 8, as applicable.

(iii)         Termination by Executive for Good Reason. The Executive shall be entitled to resign or otherwise terminate his employment for Good Reason. In the event of such a termination, Executive shall have the right to receive severance compensation as set forth below in Sections 3(e) or 8, as applicable. For purposes hereof, “Good Reason” shall mean the occurrence of any of the following that is not cured within thirty (30) days of Executive’s written notice that the occurrence constitutes Good Reason: (A) a material reduction of Executive’s position, title, duties, or responsibilities with Company; (B) a reduction of Executive’s Base Salary; (C) a material breach by Company of this Agreement; or (D) requiring Executive to move or relocate Executive’s primary place of employment from their then existing home office or other place of employment by more than 35 miles; provided that (1) any notice of Good Reason must be given by Executive to the Company within sixty (60) days of the occurrence set forth in clauses (A) – (D) above and (2) any resignation by Executive while the Company has “Good Cause” for termination of Executive and as to which it has previously given written notice to Executive of the basis of such Good Cause prior to the resignation, shall not be considered to be a resignation without Good Reason. The Executive shall not have the right to terminate his employment for Good Reason unless the Executive actually terminates employment within ninety (90) days following delivery of the Executive’s written notice of Good Reason.

(iv)         Termination by Executive Without Good Reason. Executive may resign on thirty (30) days’ prior written notice to the Company. If Executive so resigns or otherwise terminates his employment for any reason, he shall have no right to any severance compensation.

(d)          Payment Through Termination. Upon termination of this Agreement for any reason provided above, Executive shall be entitled to receive (i) all compensation earned as of the Termination Date, (ii) all benefits and reimbursements due through the Termination Date and, (iii) unless Executive’s employment is terminated by the Company for Good Cause, the full Incentive Bonus otherwise earned and payable to Executive for the fiscal year ending immediately prior to his Termination Date, based on actual performance and to be paid when Incentive Bonus payments for the applicable fiscal year are paid to other executives. Additional compensation subsequent to termination, if any, shall be due and payable to Executive only to the extent and in the manner expressly provided herein. All other rights and obligations under this Agreement shall cease as of the Termination Date, except that Executive’s obligations under Sections 4, 5, 6, 7 and 10 shall survive such termination in accordance with their terms.

(e)          Severance Payments Due Upon Termination by Company Without Good Cause or by Executive for Good Reason. Except in the event of a termination of employment in connection with a Change of Control as provided in Section 8 below in which case the provisions thereof shall apply and Executive shall not be entitled to receive payments under this clause (e):

(i)          If (x) Executive’s employment is terminated by the Company Without Good Cause or by Executive with Good Reason, (y) Executive executes a general release of all claims and rights that Executive may have against the Company and its related entities and their respective stockholders, members, officers, directors, managers and employees relating to Executive’s employment and/or termination (other than claims and rights for compensation and benefits provided for hereunder) in a form reasonably acceptable to the Company (the “Release”) during the period commencing on Executive’s termination of employment and ending fifty (50) days after Executive’s termination of employment or on such earlier date as specified by the Company in such Release (the “Release Period”) and does not revoke such Release before it becomes effective, binding and irrevocable, and (z) Executive complies with the surviving obligations contained in Sections 4, 5, 6, 7 and 10, then the Company shall:

(A) continue to pay Executive his then current Base Salary, payable in regular installments in accordance with the Company’s standard payroll procedures but no less frequently than bi-monthly procedures for a period equal to 12 months following the Termination Date (the “Severance Period”);

(B) if Executive elects to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), pay Executive on a monthly basis for a period of 12 months following the Termination Date, an amount equal to a percentage (based on the portion of the monthly premium costs covered by the Company for Executive's group health, dental and/or vision coverage in effect as of the Termination Date), of Executive’s monthly COBRA premium payment (if any) under the Company’s group health, dental and vision plans; provided, however, that the obligations of the Company under this clause (B). shall cease upon Executive becoming eligible to participate in a plan of another employer providing substantially similar group health benefits to Executive and his eligible family members and dependents or upon termination of Executive’s COBRA coverage;

(C) if such termination occurs after June 30th in any calendar year, pay Executive a pro-rated Incentive Bonus for the fiscal year during which Executive’s employment is terminated (prorated based on the days elapsed in such fiscal year through the Termination Date);

(D) a lump sum cash payment equal to the Executive’s annual maximum Incentive Bonus Amount, payable on the first payroll date following the anniversary of the Termination Date (all of the payments in clauses (A) - (D) together, the "Severance Payments"); and

(E) all of the Executive’s options to purchase the common stock of the Company and any awards of restricted common stock received by Executive in each case that were subject to vesting shall vest in their entirety and all options then held by Executive shall remain exercisable through the expiration date of such options and the Company agrees to amend all outstanding option and restricted stock agreements held by Executive promptly following the date hereof (1) to reflect such accelerated vesting and (2) in the case of such options, to reflect such exercise period, it being understood that to the extent any options that are intended to be “incentive stock options” for purposes of Section 422 of the Internal Revenue Code are exercised after the three month anniversary of the Termination Date, such options will cease to be treated as “incentive stock options” for purposes of Section 422 of the Internal Revenue Code.

(ii)          The amount of the Incentive Bonus payments described in clause (i)(C) shall be determined based on the maximum Incentive Bonus for such fiscal year and shall be paid to Executive when Incentive Bonus payments for the applicable fiscal year are paid to other executives of the Company.

(iii)         All Severance Payments shall be suspended until the date that the Release becomes effective and irrevocable; provided, however, that if the Release Period begins in one calendar year and ends in the subsequent calendar year, the Severance Payments will be suspended until the later of (A) January 1 of such subsequent calendar year and (B) the date the Release becomes effective and irrevocable. All Severance Payments that but for the preceding sentence are due and payable on the date the suspension of Severance Payments ends will be paid to Executive on the first regularly scheduled payroll payment date following the date the suspension of Severance Payments ends.

(iv)          It is acknowledged and agreed that Executive shall not be required to mitigate the amount of any payment provided for in this Section 3(e) by seeking other employment or otherwise and Severance Payments will not be offset for any reason.

4.            Non-Solicitation; Non-Competition.

(a)          General. The Parties acknowledge that Executive has and will continue to perform essential services for the Company, its employees and its stockholders during the Term and Executive will be exposed to and given access to and work with a considerable amount of Confidential Information and he has and will continue to become familiar with the Company’s and its affiliates’ trade secrets, methods of doing business, business plans and other valuable Confidential Information concerning the Company and its affiliates and their customers and suppliers and that his services have been and will be of special, unique and extraordinary value to the Company and its affiliates. The Parties also expressly recognize and acknowledge that (i) the personnel of the Company have been trained by and are a valuable to the Company that that it will incur substantial recruiting and training expenses if the Company must hire new personnel or retrain existing personnel to fill vacancies and (ii) it could seriously impair the good will and diminish the value of the Company’s business should Executive compete with the Company in any manner whatsoever. The Parties acknowledge that the covenants have an extended duration, however they agree that these covenants are reasonable and necessary for the protection of the Company, its stockholders and employees. For these and other reasons and the fact there are many other employment opportunities available to Executive if his employment is terminated, the Parties, are in full and complete agreement that the restrictive covenants in this Section 4 are fair and reasonable and are entered into freely, voluntarily and knowingly.

(b)          Non-Competition. During the Term and for the Applicable Restricted Period thereafter, Executive shall not, without the prior written consent of the Company, thereafter, directly or indirectly: (i) own, manage, operate, finance, join, advise, consult with or perform services for (or supervise or oversee those doing so), or control or participate in the ownership, management, operation, financing or control of, any Person engaged in any Competitive Activity; (ii) serve as an officer, director, shareholder, employee, partner, member. Manager, agent, representative, advisor, volunteer, consultant, contractor, creditor or otherwise of, any Person engaged in a Competitive Activity, or (iii) except as permitted below, own any interest in, consult with, render services to or otherwise assist any Person that does anything contemplated by the foregoing clauses (i) and (ii), unless in any case: (A) the revenue or profit from such Competitive Activities do not, in the aggregate comprise more than 5% of the aggregate revenues or profits of such Person and (B) Employee is not directly employed by or directly managing the business or division of such Person that is engaged in the Competitive Activities (it being understood that being employed as President, Chief Executive Officer or Chief Financial Officer of a company falling within the exception set forth in clause (A) above should be deemed to violate the restriction contained in this clause (B). Nothing herein will prohibit Executive from being a passive owner of less than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(c)          Non-solicitation of Executives. During the Term and for the Applicable Restricted Period thereafter, Executive will not, directly or indirectly, in any manner (whether on his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with any current employee of or consultant to the Company or any of its Affiliates (or any Person who was an employee of or consultant to the Company within the prior six (6) month period), (ii) induce or attempt to induce any current employee of, or consultant to, the Company or any of its Affiliates (or any Person who was an employee of or consultant to the Company within the prior six (6) month period), to leave the employ of the Company or any such Affiliates, or in any way interfere with the relationship between the Company or any of its Affiliates and any their employees or consultants or (iii) employ or retain or enter into any business relationship with any Person who was an employee of or consultant to the Company or any of its Affiliates within the prior six (6) month period; provided, however, that the foregoing restriction shall not restrict (A) general advertisements or listing for employment openings not specifically targeted at employees of the Company; or (B) hiring or offering to hire any person as a result of such general advertisements or any employee or consultant who was terminated by the Company.

(d)          Non-disparagement. Executive agrees not to make any negative or disparaging statements or communications regarding either the Company or its affiliates or any of their respective operations, officers, directors or stockholders. The Company agrees not to make any negative or disparaging statements or communications regarding the Executive.

(e)          Covenants Separate. The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.

(f)           Independent. All of the covenants in this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. The existence of any claim or cause of action by the Executive against the Company or any of its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Section 4, which will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing, Executive will not be prohibited from pursuing such claims or causes of action against the Company. Executive consents to the Company notifying any future employer of Executive Executive’s obligations under Section 4 of this Agreement.

(g)          Prohibitions. Notwithstanding any of the foregoing, if any applicable law shall reduce the time period during which or the geographic scope in which Executive shall be prohibited from engaging in any competitive activity described in Section 4(b) hereof, the period of time for which Executive shall be prohibited pursuant to Section 4(b) hereof shall be the maximum time permitted by law.

(h)          Definitions. For purposes of this Agreement, the following terms have the following meanings:

(i)           “Applicable Restricted Period” means:

(A) Other than in connection with a Change in Control, either (1) in the event of a termination without Good Cause or For Good Reason, the Severance Period or (2) in the event of a termination for Good Cause or without Good Reason or due to Disability, one (1) year; and

(B) In connection with a Change in Control, the CIC Severance Period.

(ii)          “Brand Company Product” means a Company Product that is marketed (or anticipated to be marketed) under a New Drug Application, with the exception of any authorized generic product, which will be considered a “Generic Company Product.”

(iii)         “Company Products” means the pharmaceutical products that are manufactured, marketed, distributed, sold or licensed by the Company or are in the Company's pipeline of products as of the Termination Date; provided, that a product (other than Corticotropin) shall not be deemed a “Company Product” as that term is used herein if the revenues and/or projected revenues attributable to such product accounted for (or are projected to account for) less than 5% of the net revenues of the Company for the most recent period of 12 complete calendar months preceding the Termination Date and for any period of 12 complete calendar months beginning on the first day of the calendar month in which the Termination Date occurs and ending on the second anniversary of such date. For the avoidance of doubt, Corticotrophin shall be deemed a Company Product regardless of the net revenues accounted for or projected to be accounted for by it.

(iv)         “Competitive Activity” - means, as of any relevant date:

(A)     With respect to the Generic Company Products, the development, manufacturing, marketing, distribution or sale, or licensing of any pharmaceutical product in the Territory (1) that is an AB-rated generic equivalent of the same Reference Listed Drug product as a Generic Company Product and for which there are four or fewer AB-rated generic equivalent competitors or (2) that is a direct competitor of any Company Product that is a DESI Product and that utilizes the same active pharmaceutical ingredients as such DESI Product;

(B)     With respect to the Brand Company Products, the development, manufacturing, marketing, distribution or sale, or licensing of: (1) any pharmaceutical product in the Territory that is an AB-rated generic equivalent of a Brand Company Product and (2) for which either (I) there are three or fewer AB-rated generic equivalent competitors or (II) AB-rated generic equivalents have been available for commercial sale in the Territory for no more than three years; and

(C)     The development, manufacturing, marketing, distribution or sale, or licensing of any product utilizing Corticotropin as the active pharmaceutical ingredient.

(v)          “DESI Product” means the following Company Products: (A) esterified estrogen methyltestosterone and (B) opium tincture.

(vi)         “Generic Company Product” means a Company Product that is (A) marketed (or anticipated to be marketed) under an Abbreviated New Drug Application and/or (B) any authorized generic product.

(vii)        “Person” means any individual, corporation, partnership, group,. Association or other person, as such term is used in Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company and its affiliates.

(viii)       “Termination Date” means the effective date of the Termination of Employment.

(ix)         “Termination of Employment” means the (i) termination of Executive's employment relationship with the Company and all of its Affiliates or (ii) change in Executive's employment relationship with the Company considered a “separation from service” under Section 409A of the Code.

(x)          “Territory” means the United States and its territories and possessions and anywhere else in the world where, as of the Termination Date, the Company is manufacturing, marketing, distributing or selling or licensing any Company Product.

5.            Inventions. Executive shall disclose promptly to the Company any and all ideas inventions, improvements, technology, know-how and discoveries, whether patentable or not and whether a Trade Secret (defined below) or not, and any and all works of authorship (as defined in Section 102 of the U.S. Copyright Act), trademarks, trade names, slogans, logos, processes patents and other intellectual property, which are conceived or made by Executive, solely or jointly with another person or persons, prior to or during the Term and which Executive makes or conceives as a result of or in connection with his employment by the Company or with the use of any of the Company’s personnel, equipment, resources or other assets (collectively, “Inventions”). Executive hereby assigns and agrees to assign all his interests in Inventions and tangible embodiments thereof and all intellectual property and proprietary rights therein to the Company or its nominee. Executive agrees that all Inventions shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction, and accordingly, the Company shall be the sole and exclusive author and owner of all copyrights and copyright rights in the Inventions for all purposes and in any and all media and means now known or which may hereafter be devised, throughout the universe in perpetuity. Should any arbitrator or court of competent jurisdiction ever hold that the Inventions do not constitute works made-for-hire, Executive hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all copyrights and copyright rights in the Inventions. Executive reserves no rights with respect to any Inventions. Executive agrees that in furtherance of the foregoing, he shall deliver to the Company all tangible embodiments of the Inventions in his possession, custody or control and execute and deliver to the Company all such documents, including, without limitation, patent and copyright applications and assignments, as the Company reasonably shall deem necessary to further document the Company’s ownership rights in the Inventions or tangible embodiments thereof and to provide the Company the full and complete benefit thereof. Without limiting the foregoing, Executive further agrees to cooperate with and assist the Company with all lawful efforts of the Company to protect, register, obtain, establish, acquire, prosecute, maintain, perfect, enforce and/or defend the Company’s rights in or to the Inventions, including, without limitation, executing and delivering to the Company any and all instruments or documents and/or providing testimony requested by the Company for any such purpose. Executive acknowledges and agrees that Executive is not entitled to any additional compensation for any of his obligations under this Section 5.

6.            Confidential Information and Trade Secrets. Executive acknowledges and agrees that all Confidential Information (defined below), and Trade Secrets (defined below) obtained, conceived or compiled by (solely or jointly with another person or persons) or disclosed to Executive shall be and remain, as between Executive and the Company, the exclusive property of the Company and shall be subject at all times to the Company’s discretion and control. Executive agrees that the Confidential Information constitutes a protectable business interest of the Company and its affiliates and covenants and agrees that at all times during the terms and at all times following the Termination of Employment, Executive will not, directly or indirectly, disclose and Confidential Information to any third party or use, any such Confidential Information or Trade Secrets, except only as is required by Executive to perform his duties under this Agreement for the benefit of the Company and then only after taking reasonable precautions, including, obtaining the written agreement of any third party to whom such disclosure is made, to ensure that the confidentiality of Confidential Information and Trade Secrets is strictly maintained.

For purposes hereof, “Confidential Information” means and means any and all confidential, proprietary or Trade Secret information of the Company or its affiliates not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by Executive, applicable to or in any way related to: (i) the present or future business activities, products and services, and customers of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any customers or suppliers of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, pricing information, designs, drawings, algorithms, source code, object code, technology, formulae, models, know-how, improvements, pharmaceutical drug and/or devise technologies, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, government filings and/or reports, inventions, research, development, schematics, designs, test methods and samples, documents, agreements, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to the Company by third parties that is subject to confidentiality obligations.

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The Company shall not be required to advise Executive specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available products or literature; information that the Executive lawfully acquires from a source other than the Company or its affiliates or any customer or supplier of the Company or any of its Affiliates (provided that such source is not bound by a confidentiality agreement with the Company or any of its Affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects Executive’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its Affiliates, or the predecessors of any such entities.

For purposes hereof, the term “Trade Secret” shall have the meaning given in the Delaware enactment of the Uniform Trade Secrets Act, and shall include, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the Company’s competitors).

7.            Return of Corporation Property; Termination of Employment. At such time as Executive’s employment with the Company is terminated for any reason, he shall be required to participate in an exit interview for the purpose of assuring a proper termination of his employment and his obligations hereunder. On or before the actual date of such termination, Executive shall return to the Company all records, materials and other physical objects relating to his employment with the Company, including, without limitation, all Company credit cards, computers, personal digital assistants and access keys and all materials and things embodying, relating to, containing or derived from any Inventions, Trade Secrets or Confidential Information.

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8.            Change in Control.

(a)          If, and only if, the Change in Control Conditions have been met, then, subject to Executive's continued compliance with the terms and conditions of this Agreement, including under Sections 4, 5, 6, 7 and 10 which will continue, Executive will become entitled to the following as severance benefits (“CIC Benefits”) (CIC Benefits will not be considered compensation or earnings under any pension, savings or other retirement plan of the Company unless so provided under the terms of the applicable plan):

(i)            The Company shall continue pay to Executive his current Base Salary during the CIC Severance Period, which amounts will be paid by the Company in regular installments in accordance with the Company’s standard payroll practices, but no less frequently than bi-monthly.

(ii)          Not later than the last to occur of: (A) the Termination Date and (B) ten (10) days following the consummation of a Change in Control (either such date, a “Bonus Payment Date”), the Company shall pay to Executive a lump sum cash payment equal to the Applicable Percentage of the Executive's maximum target Incentive Bonus established for the calendar year in which the Termination of Employment occurs (100% of such maximum target bonus, the “Bonus Amount”). In addition, the Company shall also pay to Executive a lump sum cash payment equal to the Bonus Amount on each of the next two (2) anniversaries of the Bonus Payment Date. As used herein, the term “Applicable Percentage” shall mean the following (expressed as a percentage): (x) the number of days elapsed between January 1 of the year in which the Termination Date occurs and such Termination Date, divided by (y) 365.

(iii)          If Executive elects to receive continuation coverage under COBRA, the Company shall pay to Executive on a monthly basis during the CIC Severance Period, an amount equal to a percentage (based on the portion of the monthly premium costs covered by the Company for Executive’s group health, dental and/or vision coverage under the Company’s group health, dental and vision plans in effect as of the date on which the Termination of Employment occurs), of Executive's monthly COBRA premium payment (if any) under the Company’s group health, dental and vision plan; provided, however, that the obligations of the Company under this clause (iii) shall cease upon Executive becoming eligible to participate in a plan of another employer providing substantially similar group health benefits to Executive and his eligible family members and dependents or upon termination of Executive’s COBRA coverage.

(iv)         Effective upon the consummation of a Change in Control, all of the Executive's options to purchase the common stock of the Company and any awards of restricted common stock received by Executive in each case that were subject to vesting, shall vest in their entirety.

(v)          The Company shall pay up to $10,000 for out-placement counseling and assistance provided by a reputable out-placement firm selected by the Company; provided that such payment will only be available if such service is engaged no later than 90 days after the date on which Executive’s employment by the Company terminates.

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(vi)         If it is determined (by the reasonable computation of the Company’s financial or tax advisors), that any compensation received (or deemed to be received) by Executive from the Company pursuant to this Section 8 (collectively, the “Potential Parachute Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, “Excise Taxes”), then the Company shall, no later than one hundred and eighty (180) days after the Executive pays such Excise Taxes, pay the Executive an amount (the “Gross up Payment”) equal to the product of:

(A)       the amount of such Excise Taxes multiplied by

(B)       a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the highest effective marginal rates of all federal, state, local and other income, and other taxes (including FICA) and any Excise Taxes applicable to the Gross-up Payment.

The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment.

(b)          It is acknowledged and agreed that Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. It is further acknowledged that the CIC Benefits payable under this Section 8 shall only be applicable to the first Change in Control to occur after the date hereof and not in the event of any subsequent Change in Control. In addition, the benefits provided for under Sections 3(e) and 8 are mutually exclusive; in the event Executive receives CIC Benefits, then he shall not be eligible to receive Severance Payments under Section 3(e) and the CIC Benefits shall be the only payments received following the termination of his employment with the Company. Any Severance Payments already received by Executive if the Termination Date has occurred prior to a Change of Control, shall be deemed to have been CIC Benefits upon consummation of a Change of Control for purposes of this Section 8.

(c)          In order for Executive to be eligible to receive and to continue to receive the CIC Benefits as set forth in this Section 8: (i) upon Termination of Employment, the Executive must execute a Release during the Release Period described in Section 3(e) and must not revoke such release before it becomes effective and irrevocable and (b) the Executive must abide by each of the other terms and conditions of this Agreement including under Sections 4, 5, 6, 7 and 10. Notwithstanding any provision in this Section 8, any CIC Benefits payable to Executive before the expiration of the Release Period, shall be suspended; provided, however, that if the Release Period begins in one calendar year and ends in the subsequent calendar year, any CIC Benefits will be suspended until the later of (A) January 1 of such subsequent calendar year and (B) the date the Release becomes effective and irrevocable. All CIC Benefits that but for the preceding sentence are due and payable on the date the suspension of CIC Benefits ends will be paid to Executive on the first regularly scheduled payroll payment date following the date the suspension of CIC Benefits ends.

(d)          Executive acknowledges and agrees that (i) CIC Benefits shall only be applicable to the first Change in Control to occur after the date hereof and not in the event of any subsequent Change in Control and (ii) if and to the extent CIC Benefits are paid, Executive will not be entitled to receive any Severance Payments under Section 3(e).

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(e)          For purposes of this Section 8, the following terms will have the following meanings:

(i)           “Change in Control” means the consummation of the first to occur of any transaction in which:

(A) one Person (or more than one Person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the asserts of the Company immediately before such acquisition or acquisitions, or

(B) one Person, or more than one Person acting as a group, acquires ownership of equity securities of the Company (including by way of merger, consolidation or otherwise) that, together with all equity securities of the Company previously held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of equity securities of the Company.

Notwithstanding the foregoing, a Change in Control shall not include (1) any transaction effected for reincorporation purposes or (2) any transaction that does not constitute a change of ownership of the Company or a substantial portion of its assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii).

(ii)          “Change in Control Conditions” means that all of the following have occurred:

(A)       (1) a Termination of Employment by the Company has occurred for any reason other than for Good Cause or (2) a Termination of Employment by Executive for Good Reason has occurred; and

(B)       A Change of Control has been consummated; and

(C)       the Termination of Employment, has occurred either: (1) within the period beginning on the date of the consummation of the Change of Control and ending on the last day of the 24th month following the consummation of a Change in Control; or (2) prior to a Change in Control, if such Termination of Employment was either a condition of the Change in Control or was at the documented request or insistence of a Person which is a party or an Affiliate of a party to the transaction that constitutes or results in to the Change in Control.

(iii)          “CIC Severance Period” means a period of twenty four (24) months following the later of either (A) the Termination Date or (B) the date on which the consummation of the Change of Control occurs.

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9.            Remedies. Because of the difficulty of measuring economic losses to the Company as a result of a breach of any of the covenants contained in Sections 4, 6 or 7 because of the immediate and irreparable damage that such a breach is likely to cause the Company for which it would have no other adequate remedy, Executive agrees that each of the covenants of Sections 4, 6 or 7 may be enforced by the Company, by permanent, preliminary and temporary injunctions and restraining orders, in addition to any other remedies allowable at law or in equity. In addition, in the event of a breach or violation by Executive of Sections 4, 6 or 7 then, solely for purposes of this Section 9, the Severance Period or CIC Severance Period, as applicable, will be tolled until such breach or violation has been duly cured.

10.          No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.

11.          D&O Insurance and Indemnification. During the term of this Agreement and through the sixth (6th) anniversary of the termination of Executive’s employment, the Company shall maintain coverage for the Executive as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as it provides to other similarly situated executives of the Company.

12.          Section 409A.

(a)          The Parties agree to treat any Severance payments made to Executive pursuant to this Agreement as compensatory payments and to make such Severance Payments or CIC Benefits through the Company’s payroll. The Company will deduct and withhold from any such Severance Payments or CIC Benefits all applicable local, state, federal or other withholding and payroll taxes required to be deducted and withheld when making Severance Payments or CIC Benefits.

(b)          The portion, if any, of the Severance Benefits or CIC Benefits paid or provided to Executive pursuant to this Agreement that constitutes deferred compensation for purposes of Section 409A of the Code shall be referred herein as the “Deferred Compensation Separation Benefits.” Notwithstanding any provision in this Agreement to the contrary:

(i)          If Executive’s Termination of Employment occurs on or after October 15 of any calendar year, any Deferred Compensation Separation Payments that would otherwise be payable to the Executive pursuant to this Agreement during the calendar year in which such Termination of Employment occurs shall be suspended until the first payroll payment date following the later of the first day of the following calendar year or the date the general release described in Section 4 of this Agreement becomes effective, binding and irrevocable.

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(ii)          If Executive is a “specified employee” (as defined in 26 C.F.R Section 1.409A-1(i)) at the time of his Termination of Employment, any such Deferred Compensation Separation Payments that are otherwise payable to Executive pursuant to this Agreement during the period commencing on Executive’s Termination of Employment and ending on the earlier of the (x) the last day of the sixth calendar month beginning after Executive’s Termination of Employment or (y) the date of Executive’s death (the “Section 409A Specified Employee Suspension Period”) will be suspended until the first payroll payment date that occurs on or after the end of the Section 409A Specified Employee Suspension Period.

(c)          For purposes of determining the portion, if any, of the Severance Benefits or CIC Benefits that constitute Deferred Compensation Separation Benefits, the portion of any Severance Benefits or CIC Benefits paid or provided under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in 26 C.F.R. Section 1.409A-1(b)(4) or the “separation pay” exception set forth in 26 C.F.R Section 1.409A-1(b)(9)(iii) or (v) shall not constitute Deferred Compensation Separation Benefits for purposes of this Section 12, and consequently shall be paid to Executive in accordance with Sections 3(e) and 8 of this Agreement, as applicable without regard to Section 12(b). Each payment in any series of payments payable under this Agreement is intended to constitute a separate payment for purposes of 26 C.F.R. Section 1.409A-2(b)(2).

(d)          To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 3(e) and 8 provided for under this Agreement constitutes taxable income to Executive for federal income tax purposes, such reimbursements shall be made as soon as practicable after Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)          The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the Severance Benefits or CIC Benefits paid or provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be construed to so comply. To the extent necessary to comply with Section 409A Code, references herein to “termination of employment” and terms of similar effect shall be deemed to be references to the Executive’s “separation from service” as defined in Section 409A. Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or so comply with the requirements of Section 409A. In no event will the Company reimburse Executive for any Section 409A-related taxes resulting from any amount paid under the Agreement or otherwise. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to the Agreement with respect to the payment of any benefits to the Executive hereunder, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Executive under Section 409A. Notwithstanding anything in the Agreement to the contrary, the Company reserves the right, in its sole discretion and without the consent of Executive, to take such reasonable actions and make any amendments to the Agreement as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any benefits under this Agreement.

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13.          Binding Effect; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective heirs, legal representatives, successors and assigns. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement.

14.          Entire Agreement. This Agreement and the exhibit attached hereto constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto, including, without limitation, that certain Change in Control Severance Agreement between the Company and Executive dated November 1, 2017, which agreement the Company and Executive agree is hereby terminated, null, void and of no further force or effect.

15.          Notice. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

To the Company:

ANI Pharmaceuticals, Inc.
210 Main Street West
Baudette, MN 56623
Attn: Chief Executive Officer
Telephone No.: 218-634-3500
Telecopier No.: 218-634-3540

To Executive:

James G. Marken

Either party may, by notice given in accordance with this Section, specify a new address for notices under this Agreement.

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16.          Severability; Headings. It is the intention of the Parties that the provisions herein shall be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provision or provisions hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof. Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

17.          No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties hereto, and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties hereto, any legal or equitable rights hereunder.

18.          Dispute Resolution. Any and all controversies, disputes or claims arising out of, or relating to, this Agreement and its negotiation, execution, performance, non-performance, interpretation, termination, construction or the transactions contemplated hereby shall be heard and determined in the courts of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such proceeding. The consents to jurisdiction and venue set forth herein shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 18 and shall not be deemed to confer rights on any Person other than the Parties hereto. Each Party hereto agrees that the service of process upon such Party in any proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in the books and records of the Company. Each of the Parties also agrees that any judgment against a Party in connection with any proceeding arising out of or relating to this Agreement may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such judgment shall be conclusive evidence of the fact and amount of such judgment..

19.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

20.          Counterparts. This Agreement may be executed in any number of counterparts (which may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.          Amendments; Waivers. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the Parties. A waiver by either Party of a breach of any provision of this Agreement shall not constitute a general waiver, or prejudice the other Party’s right otherwise to demand strict compliance with that provision.

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22.          Certain Acknowledgements. EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS HE MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HIS CHOOSING AND THAT THE COMPANY GAVE HIS A REASONABLE PERIOD OF TIME TO DO SO IF HE SO WISHED. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE IS NOT BOUND BY ANY AGREEMENT WHICH WOULD PREVENT HIS FROM PERFORMING HIS DUTIES AS SET FORTH HEREIN, NOR DOES HE KNOW OF ANY OTHER REASON WHY HE WOULD NOT BE ABLE TO PERFORM HIS DUTIES AS SET FORTH HEREIN.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the day and year first above written.

Company:

ANI PHARMACEUTICALS, INC.

By:	/s/ Arthur S. Przybyl
Name: Arthur S. Przybyl
Title: President and Chief Executive Officer

Executive:

/s/ James G. Marken
JAMES G. MARKEN